SIGMA-ALDRICH CORPORATION
                           PRINCIPAL SUBSIDIARIES
                         --------------------------


Sigma-Aldrich Corporation (Delaware), the Registrant:

  1.  Sigma Chemical Company (Delaware)

      (A)  Sigma F & D Division, Inc. (Missouri)
      (B)  Sigma Redevelopment Corporation (Missouri)
      (C)  Sigma Second Street Redevelopment Corporation (Missouri)
      (D)  Sigma Israel Chemicals Ltd. (Israel)
      (E)  Sigma-Aldrich Chemie Holding GmbH (Germany)
      (F)  Sigma-Aldrich Chemie GmbH (Germany)

  2.  Aldrich Chemical Company, Inc. (Delaware)

      (A)  Sigma-Aldrich N.V./S.A. (Belgium)
      (B)  Aldrich-Chemie Verwaltungs GmbH (Germany)
      (C)  Aldrich-Chemie GmbH and Co. K.G. (Germany)
      (D)  Sigma-Aldrich, S.r.l. (Italy)

  3.  B-Line Systems, Inc. (Missouri)

      (A)  Circle AW Products Company (Delaware)

  4.  Sigma-Aldrich Company, Ltd. (United Kingdom)

  5.  Sigma-Aldrich Foreign Sales Corporation (Barbados)

  6.  Fluka Chemie AG (Switzerland)

      (A)  Fluka Chemical Corporation (New Jersey)

  7.  Sigma-Aldrich Foreign Holding Company (Missouri)

      (A)  Sigma-Aldrich Quimica S.A. (Spain)
      (B)  Sigma-Aldrich Pty., Limited (Australia)
      (C)  Sigma-Aldrich Canada, Ltd. (Canada)
      (D)  Sigma-Aldrich s.r.o. (Czech Republic)
      (E)  Sigma-Aldrich Chemical Representacoes, Ltd. (Brazil)
      (F)  Sigma-Aldrich Quimica S.A. de C.V. (Mexico)
      (G)  Sigma-Aldrich Handels GmbH (Austria)
      (H)  Sigma-Aldrich Kft. (Hungary)
      (I)  Sigma-Aldrich Sp.zo.o (Poland)
      (J)  LabKemi AB (Sweden)

   8.  Supelco, Inc. (Delaware)

      (A)  Supelco S.A. (Switzerland)
      (B)  Sigma-Aldrich Japan KK (Japan)

   9.  Sigma-Aldrich Chimie S.N.C. (France)

      (A)  Sigma-Aldrich Chimie France S.a.r.l. (France)

All subsidiaries are directly or indirecly 100% owned.